UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

REVANCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36297	75-0551645
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 742-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers

Upon the recommendation of the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”), the Company’s Board of Directors on March 17, 2014, approved the corporate objectives for the Company’s named executive officers relating to the Company’s 2014 cash performance bonus program (the “2014 Bonus Program”).

The 2014 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives for 2014 and for the Company’s named executive officers other than the Chief Executive Officer, individual performance in meeting specified corporate goals for the year. The actual cash bonus awarded in any year, if any, may be more or less than each executive’s annual target bonus, and shall be subject to approval by the Compensation Committee or the Board of Directors. For the Company’s named executive officers, the target bonuses, and whether or not a bonus is paid in any year, is within the discretion of the Compensation Committee.

The 2014 corporate objectives relate to product development milestones, including successful completion of the Company’s ongoing RT002 Phase 1/2 glabellar lines clinical trial (30% weighting) and achievement of positive efficacy results from the planned RT001 Phase 3 crow’s feet lines clinical trial in the United States (40% weighting) and the achievement of specified financing objectives (30% weighting).

Our Chief Executive Officer’s cash bonus under the 2014 Bonus Program will be entirely based on the achievement of the 2014 corporate objectives. The cash bonus for all other named executive officers shall be based on the achievement of his or her individual performance goals (25% weighting) and on the achievement of the 2014 corporate objectives (75% weighting). The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2014	Revance Therapeutics, Inc.

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Executive Vice President, Corporate Development and Chief Financial Officer